UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): June 24, 2015
NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34741	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On June 25, 2015, Noranda Aluminum Holding Corporation (the “Company”) issued a press release announcing that it plans to effect a reverse stock split of its common stock, par value $0.01 per share (the “common stock”), at a split ratio of one-for-seven and a reduction in the number of authorized shares of its common stock from 200 million to 30 million. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. On June 24, 2015, the Company’s Board of Directors approved the reverse stock split and authorized share reduction.

The Company plans to file with the Securities Exchange Commission (the “SEC”) a proxy statement on Schedule 14A which will include additional information about the reverse stock split and authorized share reduction, in connection with the special meeting of stockholders (the “Special Meeting”). The Company’s Board of Directors has fixed a record date of July 24, 2015 for the Special Meeting. The sole proposal expected to be submitted to a vote of the stockholders at the Special Meeting is the approval of the reverse stock split and authorized share reduction. The proxy statement will be available on the SEC’s website at www.sec.gov. While the Company intends to effect the reverse stock split and authorized share reduction as soon as practicable, subject to market and other customary conditions, there can be no assurance that the reverse stock split and authorized share reduction will be consummated or that either will achieve its intended effects, including those described above in this Form 8-K. The Company reserves the right, in its discretion, to abandon the reverse stock split and authorized share reduction at any time prior to filing the applicable charter amendment with the Delaware Secretary of State.

The foregoing description is qualified in its entirety by reference to the press release.

Item 9.01.    Financial Statements and Exhibits

Exhibit

Number    Description
99.1    Press release, dated June 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM HOLDING CORPORATION

Date:	June 26, 2015

By:	/s/ Gail E. Lehman
Gail E. Lehman
Chief Administrative Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number    Description

99.1    Press release, dated June 25, 2015